Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Open Text Corporation

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares to be Issued	Other	6,000,000	US$31.61	US$189,660,000.00	0.0001476	US$27,993.82
Total Offering Amounts					US$189,660,000.00		US$27,993.82
Total Fee Offsets							US$—
Net Fee Due							US$27,993.82
(1)Consists of common shares (the “Common Shares”) of Open Text Corporation (the “Company”) to be issued under the 2004 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Company’s outstanding Common Shares.
(2)The Proposed Maximum Offering Price Per Unit of Common Share has been calculated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Unit of Common Share is based on US$31.61 per share, the average of the high and low prices of the Common Shares, as reported on the NASDAQ Global Select Market on September 6, 2024.